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                                                                   Exhibit 10.35



June 19, 1997


Mr. Daniel J. O'Leary
5221 Oyster Bay Drive
Boardman, Ohio 44512

Dear Dan:

         I wish to confirm to you our offer of employment with Pueblo International, Inc. (the "Company") as Executive Vice President - Chief Financial Officer and Treasurer effective June 24, 1997, reporting to me. Your base salary will at the rate of $225,000 per year payable in accordance with the Company's normal payroll practices and you will be eligible for a target bonus of forty percent of your base salary subject to achieving certain fiscal 1999 budget objectives and in accordance with the company's annual Key Management Incentive Bonus Plan. For the period from your date of employment until the Company's 1998 fiscal year end (last Saturday in January 1998) you will receive a guaranteed bonus for this period equivalent to forty percent of the base salary received. You will further be eligible to participate in all executive benefit programs other than the Company's LTIP (Long Term Incentive Program), and receive an automobile allowance. The Company's relocation policy will be available to assist you in relocating to Pompano Beach area, where your position will be based. You will be responsible for all financial and information systems functions.

         By your coming on board I will have rounded out a strong management team that will take the company to new growth and performance levels. I look forward to seeing you on the twenty fourth. Best regards.


Sincerely,



William T. Keon, III
President and Chief Executive Officer